EXHIBIT 2.1

FIRST AMENDED AND RESTATED STOCK EXCHANGE AGREEMENT
AND PLAN OF REORGANIZATION

This FIRST AMENDED AND RESTATED STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement ”) dated as of 18 August, 2006, by and among the shareholders listed on Exhibit A who are all of the shareholders of Netintact, (collectively referred to as “Sellers”); and Procera Networks, Inc., a Nevada corporation, whose principal office is located at 100C Cooper Court; Los Gatos, CA 95032, (“Procera”).

R E C I T A L S

A.    Procera is in the business of developing and marketing intelligent, application driven, converged platforms for the management of mission critical IP network traffic.

B.    Sellers own collectively One Hundred Thousand (100,000) shares of Common Stock of Netintact which constitutes all (100%) of the issued and outstanding securities of Netintact, and individually the number of shares as set out across from their name on Exhibit A hereto.

C.    Netintact AB a Swedish corporation whose principal office is located at Hardgatan 13C, SE - 432 31 Varberg, SWEDEN (“Netintact”) is in the business of developing and marketing network appliances that perform advanced intelligent traffic and service management for mission-critical IP networks.

D.    Netintact PTY LTD, Australian Company Number 103 004 744(“Aussub”), an Austrialia corporation, whose principal office is located at Melbourne, Austrialia is a 51 % owned subsidiary of Netintact (Aussub and Netintact shall collectively be referred to as the “Companies”).

E.    On June 28, 2006, Procera and the Sellers entered into a Stock Exchange Agreement and Plan of Reorganization (the “Original Agreement”) outlining the terms upon which the parties wished to consummate a merger.

F.    The parties hereby amend and restate the Original Agreement in its entirety to read as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ACQUISITION OF NETINTACT SHARES BY PROCERA

1.1    Acquisition of Netintact. In the manner and subject to the terms and conditions set forth herein, Procera shall acquire from Sellers, 100,000 shares of Netintact stock representing one hundred percent (100%) of the issued and outstanding shares of Netintact (the “Netintact Shares”)

1.2    Effective Date. If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the transactions set forth herein (the “Exchange”) shall become effective on the Closing Date as defined herein.

1.3    Consideration. The consideration given by Procera in connection with the acquisition of the Netintact Shares shall be as follows:

(a)    Seller’s Closing Date Shares: Procera shall issue to Sellers fifteen million seven hundred thirteen thousand five hundred fourteen (15,713,514) shares of Procera’s Common Stock on the Closing Date (the “Seller’s Closing Date Shares”) to be distributed according to the following.

Seller	Number of Shares
Peter Alm	2,907,000
Joakim Ek	2,907,000
Alexander Havang	2,907,000
Olle Halln’s	2,907,000
Sven-Eric Nowicki	2,907,000
Jon Lindén	864,243
Anders Gustafsson	157,135
Tobias Rundström	157,135
15,713,513

(b)    Closing Date Warrants: Procera shall grant warrants to purchase seven hundred two thousand four hundred eighty-six (702,486) shares of Procera’s Common Stock (“Closing Date Warrants”) on the Closing Date to the persons and in the numbers set out adjacent to their name on Exhibit A-1. Such warrants shall be granted pursuant to a warrant agreement substantially in the form set out in Exhibit A-2 attached hereto, (the “Closing Date Warrant Agreement”).

(c)    Seller’s Incentive Shares: In addition to Seller’s Closing Date Shares, Sellers shall be eligible to receive two million seven hundred fifty-six thousand seven hundred fifty-seven (2,756,757) shares of Procera’s Common Stock (the “Seller’s Incentive Shares”) if all milestones and conditions set forth on Exhibit C are met. Such Seller’s Incentive Shares shall be distributed to the Sellers and in the numbers as set out in Exhibit A-3 hereto.

(d)    Incentive Warrants: In addition to the Closing Date Warrants, the persons set out in Exhibit A-4 hereto shall be eligible to receive warrants to purchase one hundred twenty-three thousand two hundred forty-three (123,243) shares of Procera’s Common Stock (the “Incentive Warrants”) if all milestones and conditions set forth in Exhibit C are met. Such warrants shall be granted to the persons and in the numbers set out in Exhibit A-6 and pursuant to a warrant agreement substantially in the of that in Exhibit A-5 hereto (the “Incentive Warrant Agreement”).

(e)    Escrow Shares: Procera shall hold in escrow one million eight hundred twenty six thousand (1,826,000) shares (the “Escrow Shares”) of Procera’s Common Stock. The Sellers may require at any time and for any or no reason up and until 60 days from Closing Date that the Escrow Shares be placed with an independent third party Escrow Agent pursuant to an escrow agreement substantially in the form as that set out in Exhibit B hereto, (the “Escrow Agreement”).

The Seller’s Closing Date Shares, Closing Date Warrants, Escrow Shares and, to the extent earned, Seller’s Incentive Shares, and Incentive Warrants shall collectively be referred to as the “Procera Shares.”

1.4   Disclosure Schedules. Simultaneously with the execution of this Agreement Sellers shall deliver a schedule relating to the Companies (the “Sellers Disclosure Schedules”). In addition, Procera shall deliver a schedule relating to Procera (the “Procera Disclosure Schedule”) (collectively the Sellers Disclosure Schedule and Procera Disclosure Schedule shall be referred to as the “Disclosure Schedules.” The Disclosure Schedules shall be deemed to be part of this Agreement.

1.5   Effect of Stock Exchange. As of the Closing Date, all of the following shall occur:

(a)    The Articles of Incorporation of Procera and Netintact, as in effect on the Effective Date, shall continue in effect without change or amendment.

(b)    The Bylaws of Procera, as in effect on the Closing Date, shall continue in effect without change or amendment.

(c)    Netintact shall become a wholly owned subsidiary of Procera.

(d)    Sellers shall become owners of the Closing Date Shares and the Escrow Shares

(e)    Upon the Closing Date, the Sellers shall cause a shareholders' meeting of Netintact to be held for purposes of electing new directors and auditors. The Sellers covenant that the present directors and auditors will be removed from their positions without any claim for compensation or remuneration from Netintact except as set forth in Schedule 1.5(e) of Seller’s Disclosure Schedules and that these directors will not exercise their formal authority to represent Netintact. Procera covenants that the next two annual general shareholders' meeting of Netintact will pass the necessary resolutions whereby the present directors will be discharged from liability with respect to their administration of Netintact’s affairs, provided, however, that the Netintact's auditors will approve such discharge from liability. The Sellers agree to cause general powers of attorney to be duly and validly issued in favour of persons appointed by Procera which individuals shall have unlimited authority to represent Netintact in all matters until the new Board of Directors of Netintact has been officially registered.

1.6   Further Action. From time to time after the Closing Date, without further consideration, the parties shall execute and deliver such instruments of conveyance and transfer and shall take such other action as any party reasonably may request to more effectively transfer the Netintact Shares and Procera Shares.

ARTICLE II

CONDUCT OF BUSINESS PENDING CLOSING

Sellers and Procera covenant that between the date hereof and the Closing Date (as hereinafter defined):

2.1   Access by Procera and Sellers. Sellers shall afford to Procera, and its legal counsel, accountants and other representatives, throughout the period prior to the Closing Date, full access, during normal business hours, to (a) all of the books, contracts and records of the Companies, and shall furnish Procera, during such period, with all information concerning the Companies that Procera may reasonably request, and (b) the properties of the Companies in order to conduct inspections, at Procera’s expense, to determine that the Companies are operating in material compliance with all applicable federal, state, provincial and local and foreign statutes, rules and regulations, and that the Companies assets are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by Procera shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein. Procera shall grant identical access to Sellers and their agents. Any such investigation or inspection by Sellers shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein.

2.2   Conduct of Business. During the period from the date hereof to the Closing Date, the respective businesses of the Companies and Procera shall be operated by the respective entities in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

(a)    Sellers and Procera, respectively, shall each use its reasonable efforts to (i) keep available the services of the present officers and key employees of the Companies and Procera; (ii) complete or maintain all existing material arrangements; (iii) maintain the integrity of all confidential information of the Companies and Procera; and (iv) comply in all material respects with all applicable laws; and

(b)    Except as contemplated by this Agreement, Sellers shall not cause the Companies to and Procera shall not (i) sell, lease, assign, transfer or otherwise dispose of any of their material assets or property including cash, other than as set forth in Schedule 2.2 (b); (ii) enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business; (iii) declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding; (iv) make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement; (v) enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; (vi) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, or (vii) agree to do any of the foregoing.

2.3   Exclusivity to Sellers and Procera. Sellers or their respective officers, directors, representatives and agents, from the date hereof, until the Closing Date (unless this Agreement shall be earlier terminated as hereinafter provided), shall not hold discussions with any person or entity, other than Procera or its respective agents concerning the Exchange, nor solicit, negotiate or entertain any inquiries, proposals or offers to purchase the business of the Companies, nor the shares of capital stock, units or other ownership interests of the Companies from any person other than Procera, nor, except in connection with the normal operation of the Companies business, or as required by law, or as authorized in writing by Procera, disclose any confidential information concerning the Companies to any person other than Sellers, Procera and Sellers and Procera’s representatives or agents. Procera shall from the date hereof, and until the Closing Date, owe the identical obligations of confidentiality and exclusivity to Netintact as stated in this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PROCERA

Except as set forth in the Procera Disclosure Schedule, Procera represents and warrants to Sellers as follows, with the knowledge and understanding that Sellers are relying materially upon such representations and warranties.

3.1   Organization and Standing. Procera is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Procera has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of Procera. The copies of the Articles of Incorporation and Bylaws of Procera, as amended to date and made available to Sellers are true and complete copies of these documents as now in effect.

3.2   Authority. Procera’s Board of Directors have determined that the Exchange is fair to and in the best interests of Procera’s stockholders. The execution, delivery and performance by Procera of this Agreement have been duly authorized by all necessary action on the part of Procera. Procera has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement. This Agreement, and all other agreements contemplated hereby will constitute, when executed and delivered by Procera in accordance herewith, the valid and binding obligations of Procera, enforceable in accordance with their respective terms.

3.3   No Conflict. The making and performance of this Agreement will not (i) conflict with the Articles of Incorporation or other charter or organizational documents of Procera , (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Procera is a party or by which Procera or any of their material assets, business, or operations may be bound or affected, or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Procera , or create any rights of termination, cancellation, or acceleration in any person under any material agreement, arrangement, or commitment.

3.4   Properties. Procera has good and marketable title to all of the Procera Shares, free and clear of all liens, claims and encumbrances of third persons whatsoever, and Procera has good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the Procera Financial Statements (as hereinafter defined), or thereafter acquired

3.5   Capitalization of Procera.

(a)  As of the Closing Date, Procera will have Forty-Six Million, Seven Hundred Ninety Thousand Three Hundred Forty-Two (46,790,342) shares of Common Stock issued and outstanding; Eight Million Six Hundred Sixty-three Thousand One Hundred Seventy-Eight (8,663,178) warrants issued and outstanding; Five Million Two hundred Thirty-one Thousand (5,231,000) stock options and Stock Purchase rights issued; and Two Million Four Hundred Nineteen Thousand (2,419,000) unissued stock options in its Stock Option Plan that are available for issuance for at total of Sixty-Three Million and Three Thousand (63103,520) shares of Common stock reserved on a fully diluted basis.

(b)  All outstanding shares of Procera capital stock have been issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

3.6   Governmental Approvals and Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Procera with any governmental authority, domestic or foreign, federal, state or local, is required in connection with Procera’s execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of Procera to enable Procera to enter into and carry out this Agreement.

3.7   Adverse Developments. Since January 1, 2006 there have been no material adverse changes in the assets, liabilities, properties, operations or financial condition of Procera , and no event has occurred other than in the ordinary and usual course of business or as set forth in the Procera Financial Statements which could be reasonably expected to have a materially adverse effect upon Procera .

3.8    Taxes. For purposes of this Agreement, (A) “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, alternative or add- on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

(a)   Procera has duly filed all Returns required to be filed by it other than Returns (individually and in the aggregate) where the failure to file would have no material adverse effect on the business or prospects of Procera. All such Returns were, when filed, and to the knowledge of Procera are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Procera has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

(b)   Procera is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of Procera, no claim for assessment or collection of any Tax related to Procera has been asserted against Procera that has not been paid. There are no Tax liens upon the assets of Procera. There is no valid basis, to Procera’s knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Procera by any governmental authority.

3.9    Litigation. There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting Procera before or by any court, arbitrator or governmental agency or authority. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Procera or asserted against Procera that has not been paid.

3.10         Compliance with Laws and Regulations. Procera has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements applicable to it in all jurisdictions in which its operations are currently conducted or to which it is currently subject.

3.11        Governmental Licenses, Permits and Authorizations to Conduct Business. Procera has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

3.12         Liabilities. Procera has no material direct or indirect liabilities ("Procera Liabilities"), whether or not of a kind required by U.S. GAAP to be set forth on a financial statement, other than (i) Procera Liabilities fully and adequately reflected or reserved against on the Procera Balance Sheet, (ii) Procera Liabilities incurred in the ordinary course of the business of Procera , and (iii) Procera Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto.

3.13         Contracts and Other Commitments. Procera’s Disclosure Schedule consists of a true and complete list of all material contracts, agreements, commitments and other instruments (whether oral or written) to which Procera is a party. All such contracts are valid and binding upon Procera and are in full force and effect and are enforceable in accordance with their respective terms. No such contracts are in breach, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. To Procera’s knowledge, no stockholder of Procera has received any payment from any contracting party in connection with or as an inducement for causing Procera to enter into any such contract.

3.14         Absence of Certain Changes or Events. Except as set forth in Procera’s Disclosure Schedule, since January 1, 2006 (the "Procera Balance Sheet Date"), there has not been:

(a)    any material adverse change in the financial condition, properties, assets, liabilities or business of Procera;

(b)    any material damage, destruction or loss of any material properties of Procera, whether or not covered by insurance;

(c)    any material adverse change in the manner in which the business of Procera and has been conducted;

(d)    any material adverse change in the treatment and protection of trade secrets or other confidential information of Procera; and

(e)    any occurrence not included in paragraphs (a) through (d) of this Section 3.14 which has resulted, or which Procera has reason to believe, might be expected to result in a material adverse change in the business or prospects of Procera .

3.15         Financial Statements. Procera’s Disclosure Schedules contain (a) an audited balance sheet and related audited financial statements of Procera for the one year period ending January 1, 2006, and (b) an unaudited balance sheet and related unaudited financial statements of Procera for the three month period ending April 2, 2006 (collectively the “Procera Financial Statements"). The Procera Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of Procera for the periods indicated, prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), consistently applied. There are no assets of Procera the value of which is materially overstated in the Procera Financial Statements.

3.16        Procera Intellectual Property.  Procera’s Disclosure Schedule sets forth a complete and correct list and summary description of all intellectual property, including computer software, trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of Procera, together with a complete list of all licenses granted by or to Procera with respect to any of the above. Except as otherwise set forth in Procera’s Disclosure Schedule all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by Procera, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Procera is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. Procera has not (i) licensed any of the material proprietary assets to any person or entity on an exclusive basis, or (ii) entered into any covenant not to compete or agreement limiting its ability to exploit fully any proprietary asset or to transact business in any market or geographical area or with any person or entity.

3.17         Subsidiaries. Procera owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

3.18        Hazardous Materials. To the knowledge of Procera, Procera has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of "Hazardous Materials." As used herein, the term “Hazardous Materials” means any substance now or hereafter designated which is found to be toxic or harmful to humans or the environment when present in certain amounts or quantities.

3.19         Employees. Procera has no employees that are represented by any labor union or collective bargaining unit.

3.20        Employee Benefit Plans. Procera’s Disclosure Schedules identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement.

3.21         Business Locations. Other than as set forth in Procera’s Disclosure Schedules, Procera does not own or lease any real or personal property in any state or country.

3.23         Insurance. Except as set forth in Procera’s Disclosure Schedule, Procera has no insurance policies in effect.

3.24         SEC Filings. Procera has made available to Sellers (i) its Annual Reports on Form 10-K for the fiscal years ended January 1, 2006 and January 2, 2005, (ii) its Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2006, and, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since 2003, (iv) all other reports or registration statements, including any Current Report on Form 8-K, filed by the Company with the SEC since 2003 and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.25        No Omission or Untrue Statement. To the best of Procera’s knowledge, no representation or warranty made by Procera to Sellers’ in this Agreement, in Procera’s Disclosure Schedules or in any certificate of a Procera officer required to be delivered to Procera pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in Sellers’ Disclosure Schedules, Sellers jointly and severally, however regarding the Aussub limited to what the Sellers know or should reasonable know, represent and warrant to Procera as follows as of the date hereof and as of the Closing Date:

4.1   Organization and Standing of the Companies. Netintact is a corporation duly organized, validly existing and in good standing under the laws of Sweden, and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of Netintact. The copies of the Certificate of Incorporation of Netintact, as amended to date, and made available to Procera are true and complete copies of those documents as now in effect.

Aussub is a corporation duly organized, validly existing and in good standing under the laws of Austrialia, and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of Aussub. The copies of the Certificate of Incorporation of Aussub, as amended to date, and made available to Procera are true and complete copies of those documents as now in effect.

4.2   No Conflict. The making and performance of this Agreement will not (i) conflict with the Certificate of Incorporation or other charter or organizational documents of the Companies, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which the Companies is a party or by which the Companies or any of their material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of the Companies, or create any rights of termination, cancellation, or acceleration in any person under any material agreement, arrangement, or commitment.

4.4   Properties. Except as set forth in Sellers’ Disclosure Schedules, Sellers have good and marketable title to all of the Netintact’s Shares and Netintact has good and marketable title to 51 % of the shares in Aussub. The Netintact Shares and the shares owned in Aussub are free and clear of all liens, claims and encumbrances of third persons whatsoever, and the Companies have good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the Companies Financial Statements (as hereinafter defined), or thereafter acquired.

4.5   Capitalization of The Companies. Netintact has a total paid up share capital of SEK One Hundred Thousand (100,000) divided into One Hundred Thousand (100,000) shares, with equal rights and no par value. Sellers own 100,000 shares of Common Stock of Netintact which represents all of the outstanding securities of Netintact. Such outstanding securities are duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of Netintact or obligating Netintact to issue or sell shares of Common Stock. All outstanding shares of Netintact capital stock have been issued and granted in compliance with all applicable legal requirements.

As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of Aussub or obligating Aussub to issue or sell shares of Common Stock. All outstanding shares of Aussub capital stock have been issued and granted in compliance with all applicable legal requirements.

4.6   Governmental Approvals and Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Sellers or the Companies with any governmental authority, domestic or foreign, federal, state or local, is required in connection with Sellers’s execution, delivery and performance of this Agreement. Except as set forth in Sellers Disclosure Schedules, no consents of any other parties are required to be received by or on the part of Sellers to enable Sellers to enter into and carry out this Agreement.

4.7   Adverse Developments and Material Changes. Since April 30, 2006 (the “Seller’s Balance Sheet Date”) there have been no material adverse changes in the assets, liabilities, properties, operations or financial condition of the Companies, and except as set forth in Sellers Disclosure Schedules, no event has occurred other than in the ordinary and usual course of business or as set forth in the the Companies Financial Statements which could be reasonably expected to have a materially adverse effect upon the Companies.

4.8   Taxes. The Companies have duly filed all returns required to be filed by it other than Returns which the failure to file would have no material adverse effect on the business of the Companies. All such returns were, when filed, are accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. The Companies have paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. The Companies are not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of the Companies, no claim for assessment or collection of any Tax has been asserted against the Companies that have not been paid. There are no Tax liens upon the assets of the Companies (other than the lien of personal property taxes not yet due and payable). There is no valid basis, to Sellers’ knowledge, for any assessment, deficiency, notice, letter or similar intention to assess any Tax to be issued to the Companies by any governmental authority.

4.9   Litigation. There is no claim, action, proceeding, or investigation pending or, to their knowledge, threatened against or affecting Sellers or the Companies before or by any court, arbitrator or governmental agency or authority. There are no material decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Sellers or the Companies.

4.10        Compliance with Laws and Regulations. The Companies have complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements applicable to it in all jurisdictions in which its operations are currently conducted or to which it is currently subject.

4.11        Governmental Licenses, Permits and Authorizations to Conduct Business. The Companies have all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

4.12        Liabilities. The Companies have no material direct or indirect liabilities (the “Companies Liabilities"), whether or not of a kind required by Swedish GAAP with respect to Netintact or Austrailian GAAP with respect to Aussub, to be set forth on a financial statement, other than (i) the Companies Liabilities fully and adequately reflected or reserved against on the the Companies Balance Sheet, (ii) the Companies Liabilities incurred in the ordinary course of the business of the Companies , and (iii) the Companies Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto.

4.13	Sellers’ Representations Regarding Procera Shares.

(a)    Sellers acknowledge that Procera has limited assets and business and that the Procera Shares are speculative and involve a high degree of risk, including among many other risks that the Procera Shares will be restricted as elsewhere described in this Agreement and will not be transferable unless first registered under the Securities Act of 1933, as amended ("Act"), or pursuant to an exemption from the Act's registration requirements.

(b)    Sellers acknowledge and agree that they have been furnished with copies of the periodic reports of Procera filed with the United States Securities and Exchange Commission including those on Forms 10-KSB and 10-QSB for the past two years. Sellers have had an opportunity to ask questions of and receive answers from Procera regarding its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the Procera Shares.

(c)    Sellers are not U.S. persons (as defined in Regulation S promulgated under the Act (“Regulation S”), are acquiring the Procera Shares for their own account, and not for the account of any other person other than the benefit of Sellers, and Sellers have no current intent to make any resale, pledge, hypothecation, distribution or public offering of the Procera Shares except as permitted by applicable law, including the provisions of Regulation S.

(d)    Sellers, acting with the assistance of counsel and other professional advisers, possess such knowledge and experience in finan-cial, tax and business matters as to enable them to utilize the information made available by Procera, to evaluate the merits and risks of acquiring the Procera Shares and to make an informed investment decision with respect thereto.

(e)    Sellers were not solicited by Procera or anyone on Procera's behalf to enter into any transaction whatever, by any form of general solicitation or general advertising, as those terms are defined in Regulation D.

(f)    Sellers: (i) are domiciled and have Seller’s principal place of business and/or residence outside the United States; and (ii) certify that Sellers are not U.S. Persons and are not acquiring the Procera Shares for the account or benefit of any U.S. Person; and (iii) at the time of the Closing, Sellers or persons acting on Seller's behalf in connection therewith, will be located outside the United States.

4.14        Contracts and Other Commitments. Schedule 4.14 of Sellers’ Disclosure Schedule consists of a true and complete list of all material contracts, agreements, commitments and other instruments (whether oral or written) to which the Companies are a party. Sellers have made or will make available to Procera a copy of each such contract. All such contracts are valid and binding upon Netintact and are in full force and effect and are enforceable in accordance with their respective terms. No such contracts are in breach, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. To Sellers’ knowledge, no stockholder of the Companies has received any payment from any contracting party in connection with or as an inducement for causing the Companies to enter into any such contract.

4.15         Absence of Certain Changes or Events. Except as set forth in Sellers’ Disclosure Schedule, since April 30, 2006 (the "Sellers Balance Sheet Date"), there has not been:

(a)    any material adverse change in the financial condition, properties, assets, liabilities or business of the Companies;

(b)    any material damage, destruction or loss of any material properties of the Companies, whether or not covered by insurance;

(c)    any material adverse change in the manner in which the business of the Companies and has been conducted;

(d)    any material adverse change in the treatment and protection of trade secrets or other confidential information of the Companies; and

(e)    any occurrence not included in paragraphs (a) through (d) of this Section 4.15 which has resulted, or which the Companies has reason to believe, might be expected to result in a material adverse change in the business or prospects of the Companies .

4.16        Financial Statements. Sellers’ Disclosure Schedules contains (a) an audited balance sheet and related unaudited financial statements of the Companies for the two consecutive one year periods ending June 30, 2005 and (b) unaudited balance sheet and related unaudited financial statements of the Companies for the period beginning July 1, 2005 and ending April 30, 2006 (collectively the "Companies Financial Statements"). The Companies Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of the Companies for the periods indicated, and with respect to Netinact and Aussub are prepared in accordance with Swedish GAAP and Austrailia GAAP, respectively, and the Companies Financial Statements are consistently applied. There are no assets of the Companies the value of which is materially overstated in the the Companies Financial Statements.

4.17        The Companies Intellectual Property.  Schedule 4.17 of Sellers’ Disclosure Schedules sets forth a complete and correct list and summary description of all intellectual property, including computer software, trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of the Companies, together with a complete list of all licenses granted by or to the Companies with respect to any of the above. Except as otherwise set forth in Schedule 4.17 all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Companies, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Companies are not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. The Companies have not (i) licensed any of the material proprietary assets to any person or entity on an exclusive basis, or (ii) entered into any covenant not to compete or agreement limiting its ability to exploit fully any proprietary asset or to transact business in any market or geographical area or with any person or entity.

4.18         Subsidiaries. Except as set out on Sellers Disclosure Schedules, the Companies own no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

4.19         Hazardous Materials. To the knowledge of the Sellers, the Companies have not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of "Hazardous Materials." As used herein, the term “Hazardous Materials” means any substance now or hereafter designated which is found to be toxic or harmful to humans or the environment when present in certain amounts or quantities.

4.20         Employees. The Companies are not part of any collective bargaining agreement.

4.21         Employee Benefit Plans. Sellers Disclosure Schedules identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement of the Companies.

4.22         Business Locations. The Companies own or lease real or personal property as set forth in Sellers Disclosure Schedules.

4.23         Insurance. Schedule 4.23 of Sellers Disclosure Schedule, sets forth all insurance policies of the Companies in effect.

4.24         Due Diligence Material. Sellers have made available to Procera a package of due diligence materials containing the documents of the Companies set out on Exhibit J hereof.

4.25        No Omission or Untrue Statement. To the best of each party’s knowledge, no representation or warranty made by Sellers to Procera in this Agreement, in Sellers’ Disclosure Schedules or in any certificate of a Netintact officer required to be delivered to Procera pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

ARTICLE V

CLOSING

5.1   Closing. The Exchange shall be completed on the first business day after the day on which the last of the conditions contained in this Article V is fulfilled or waived (the “Closing Date”); provided, however, that in no event shall the Closing occur later than August 31, 2006, unless otherwise agreed to by the parties. The Closing shall take place at 100C Cooper Court, Los Gatos, CA 95032, or such other place as the parties may agree. At the Closing, Sellers and Procera shall make the deliveries contemplated by this Agreement, and in accordance with the terms of this Agreement.

5.2    Procera’s Closing Deliverables. At the Closing, in addition to documents referred elsewhere, Procera shall deliver, or cause to be delivered, to Sellers:

(a)    a certificate, dated as of the Closing Date, executed by the Chief Executive Officer of Procera to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Procera has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Procera on or prior to the Closing Date;

(b)    certificate by the Secretary of Procera stating that he will immediately after closing order directing Procera’s stock transfer agent to promptly issue share certificates representing Seller’s Closing Date Shares, and Escrow shares. Such certificate shall further state that said stock transfer agent shall be instructed to deliver Seller’s Closing Date Shares to Sellers’ counsel and the Sellers’s Escrow Shares to Procera.

(c)    the Closing Date Shares and Escrow Shares issuable upon consummation of the Exchange;

(d)    a certified resolution of the Board of Directors of Procera authorizing and approving the transactions set forth herein;

(e)    a certified resolution of the Board of Directors of Procera appointing Sven Nowicki to the Board of Directors of Procera.

(f)    A Voting Agreement substantially in the form as set out in Exhibit D executed by all of Procera’s current Officers and Directors that commits such Officers and Directors to vote all shares of Procera common stock that they own or control in favor of electing a representative of Netintact to Procera’s Board of Directors for so long as Sellers collectively own at least 10 million shares of Procera common stock.

(g)    An Escrow Agreement substantially in the form set out in Exhibit B fully executed.

(h)    An opinion from Procera’s counsel reasonably acceptable to Sellers’ counsel.

(i)    The Procera Disclosure Schedule; and

(j)    such other documents as Sellers, or their counsel may reasonably require.

5.3   Sellers’s Closing Deliveries. At the Closing, in addition to documents referred to elsewhere, Sellers shall deliver to Procera:

(a)    a certificate of Sellers, dated as of the Closing Date, executed by the Sellers to the effect that the representations and warranties Sellers contained in this Agreement are true and correct in all material respects and that Sellers have complied with or performed in all material respects all terms, covenants, and conditions to be complied with or performed by Sellers on or prior to the Closing Date;

(b)    the share register of Netintact where Procera is named as the sole owner of all shares in Netintact

(c)    Sellers Disclosure Schedules;

(d)    a Lockup Agreement (as referenced subsequently in Section 10.2 hereof) executed by each Seller substantially in the form as set out in Exhibit E;

(e)    an opinion of Netintact’s counsel reasonably acceptable to Procera and Procera’s counsel; and

(f)    such other documents as Procera or its counsel may reasonably require.

5.4    Audit. The parties hereto shall cooperate in conducting an audit of the Companies financial statements which comply with all requirements set forth by the Securities and Exchange Commission for consummation of this transaction.

5.5    Valuation Report.  The parties hereto shall cooperate in causing a valuation of the Netintact intangible property by an independent third party in Sweden.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PROCERA

The obligation of Procera to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion.

6.1     Compliance by Sellers. Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with in all material respects by Sellers prior to or on the Closing Date.

6.2     Accuracy of Sellers’ Representations. Sellers’ representations and warranties contained in this Agreement (including Sellers Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

6.3     Documents. All documents and instruments required hereunder to be delivered by Sellers to Procera at the Closing shall be delivered in form and substance reasonably satisfactory to Procera and its counsel.

6.4     Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Sellers’ knowledge, be threatened.

6.5    Material Adverse Change. Except for operations in the ordinary course of business, no material adverse change shall have occurred subsequent to April 30, 2006 in the financial position, results of operations, assets, or liabilities of the Companies, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of the Companies.

6.6    Satisfaction with due diligence. Procera shall have been satisfied with its due diligence review of the Companies and its operations.

6.7    Regulatory Compliance. Procera shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO SELLERS OBLIGATIONS

Sellers’ obligation to consummate the Closing is subject to the following conditions, any of which may be waived by either party in its sole discretion:

7.1    Compliance by Procera. Procera shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.2    Accuracy of Representations of Procera. The representations and warranties of Procera contained in this Agreement (including the exhibits hereto and the Procera Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

7.3    Documents. All documents and instruments required hereunder to be delivered by Procera to Sellers at the Closing shall be delivered in form and substance reasonably satisfactory to Sellers and their counsel.

7.4    Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Procera’s knowledge, be threatened.

7.5    Material Adverse Change. Except for operations in the ordinary course of business, no material adverse change shall have occurred subsequent to January 1, 2006 in the financial position, results of operations, assets, or liabilities of Procera, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of Procera.

7.6    Approval Board of Directors. The Board of Directors of Procera shall have approved this Agreement and the transactions contemplated hereby.

7.7    Regulatory Compliance. Procera shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

7.8    Satisfaction with due diligence. Sellers shall have been satisfied with its due diligence review of Procera.

ARTICLE VIII

TERMINATION

8.1    Termination Prior to Closing.

(a)    If the Closing has not occurred by August 31, 2006, any party may terminate this Agreement at any time thereafter by giving written notice of termination to the other, provided, however, that no party may terminate this Agreement if such party has breached any material terms or conditions of this Agreement and such breach has prevented the timely closing of the Exchange. Notwithstanding the above, such deadline may be extended one or more times, only by mutual written consent of Sellers, and Procera.

(b)    Prior August 31, 2006, any party may terminate this Agreement following the insolvency or bankruptcy of the other party hereto, or if any one or more of the conditions to Closing set forth in Article VI or Article VII shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition of breach shall not have been waived by the party for whose benefit the condition was established, then Procera (in the case of a condition in Article VI) or Sellers (in the case of a condition specified in Article VII) may terminate this Agreement.

8.2    Consequences of Termination. Upon termination of this Agreement pursuant to this Article VIII or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation under this Agreement except, in case of such material breach of this Agreement as referred to in Section 8.1 (b), for the obligations in Article XI and Section 12.4 provided, however, that no termination of this Agreement, pursuant to this Article VIII hereof or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred otherwise than under this Agreement before the date of such termination, or from any liability resulting from any willful misrepresentation of a material fact made in connection with this Agreement or willful breach of any material provision hereof.

ARTICLE IX

ADDITIONAL COVENANTS

9.1.    Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

9.2.    Changes in Representations and Warranties of a Party. Between the date of this Agreement and the Closing Date, no party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an otherwise preventable event to occur, which would result in any of the representations and warranties of such party herein contained not being true and correct at and as of the Closing Date. Each party shall promptly give written notice to the other parties upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (B) any impending or threatened breach in any material respect of any of the party's representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

9.3.    Intellectual Property. The parties hereto hereby covenant and agree that on and after the Closing Date, the Netintact IP set out in Seller’s Schedule 4.17 shall remain the property of Netintact, a wholly owned subsidiary of Procera.

9.4.    Aussub. Sellers will cooperate with Procera, and will use their best efforts to cause Michael Herrlin and Johan Wikensted to sell their remaining interests in Ausub to Procera.

9.5.    Copies of Sellers’ Escrow Shares.  Procers shall deliver copies of Sellers’ Escrow Shares to Sellers’ counsel immediately upon receipt of such shares from Procera’s stock transfer agent.

ARTICLE X

SECURITIES MATTERS

10.1    Procera Shares Not Registered. Sellers have been advised (i) that the Procera Shares have not been, and such Procera Shares, when issued, will not be registered under the Act, the securities laws of any state of the United States or the securities laws of any other country; and (ii) that in issuing and selling the Procera Shares to Sellers pursuant hereto, Procera is relying upon the "safe harbor" provided by Regulation S for offers and sales of securities occurring outside the United States ("Regulation S") and/or Regulation D (“Regulation D”) and/or on Section 4(2) under the Act. The foregoing restrictions are binding upon subsequent transferees of the Procera Shares, except for transferees pursuant to an effective registration statement. All certificates evidencing the Procera Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

“THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED AND SOLD BY THE HOLDER HEREOF EXCEPT: (A) IF THE OFFER OR SALE IS WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT")) AND THE SECURITIES ARE OFFERED AND SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO RULE 144 UNDER THE ACT; OR (B) IF THE OFFER OR SALE IS OUTSIDE THE UNITED STATES AND TO OR FOR THE ACCOUNT OF SOMEONE OTHER THAN A U.S. PERSON.”

10.2    Lockup. Sellers agree that Sellers will not sell or otherwise dispose of any Procera Shares, to the extent earned, without the prior written consent of Procera; provided however that such restriction against sale or disposition shall fall away with respect to one third (1/3) of such shares 12 months from the date hereof; with respect to an additional one third (1/3) of such shares 24 months from the date hereof; and with respect to the remaining one third (1/3) of such shares 36 months from the date hereof. The terms and conditions of the Lockup Agreement are set forth on Exhibit E hereto and incorporated by reference.

ARTICLE XI

INDEMNIFICATION

11.1   Indemnification by Sellers. Sellers shall severally and jointly indemnify Procera in respect of, and hold Procera harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Procera:

(a)    resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Sellers contained in this Agreement; and

(b)    resulting from any liability of Sellers incurred or resulting from activities that took place prior to the Closing not disclosed on the unaudited April 30, 2006 Companies Financial Statements and not incurred in the ordinary course of business between April 30, 2006 and the Closing.

(c)    resulting from any liability of Sellers incurred or resulting from activities that took place prior to the Closing regarding (i) ownership of any the Companies products or intellectual property thereof and (ii) any claims of infringement of the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

11.2   Limitation of liability. The Sellers liability shall be calculated on a pro rata basis in relation to the number of Escrow Shares each Seller receives under this Agreement. In order to cover any deficiency as stated above, each Seller may, at its own discretion decide to either transfer Escrow Shares to Procera (in which case the Escrow Shares shall be transferred at fair market value) or make payment in cash. The aggregate liability of the Sellers in respect of all claims shall in no event exceed an amount corresponding to the fair market value of the Escrow Shares. In addition to the limitation above in this Section 11.2, in the case Netintact becomes owner of 100 % of the shares in the Aussub, the Sellers liability is further limited with regard to Aussub where the Sellers only are liable for fifty one (51%) percent of the total liability as calculated above

11.3   Escrow Shares. In order to satisfy Seller’s indemnification obligations set forth in this Article XI, one million eight hundred twenty six thousand (1,826,000) shares of Procera Stock shall be placed in escrow, pursuant to the Escrow Agreement attached hereto as Exhibit B. At the end of the twelve (12) month period following the Closing Date, in accordance with the Escrow Agreement, the Escrow Shares not subject to claims for breaches of representations, warranties, covenants, agreements or other indemnification obligations shall be released from Escrow. The Escrow Shares deposited in Escrow shall be deposited ratably from the Procera Shares to be issued individually to Sellers.

11.3   Indemnification by Procera. Procera shall indemnify Sellers in respect of, and hold Sellers harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Sellers:

(a)    resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Procera contained in this Agreement;

(b)    resulting from any employment, excess or property taxes owing or arising on account of or in connection with the operation of Procera prior to the Closing; and

(c)    resulting from any liability of Procera incurred or resulting from activities that took place prior to the Closing not disclosed on the January 1, 2006 Balance Sheet and not incurred in the ordinary course of business between January 1, 2006 and the Closing.

(d)    resulting from any liability of Procera incurred or resulting from activities that took place prior to the Closing regarding (i) ownership of any Procera products or intellectual property thereof and (ii) any claims of infringement of the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset arising out of action taken by Procera prior to the Closing.

11.4   Limitations on Procera’s Liability. Procera’s aggregate liability in respect of all claims shall in no event exceed an amount corresponding to the fair market value of the Escrow Shares. Seller’s may choose to receive shares of Procera or cash in their sole discretion.

11.5   Third Party Claims. In the event Procera becomes aware of a third-party claim which Procera reasonably believes may result in a demand against the Escrow Fund, Procera shall notify the Representative (as defined in Exhibit B hereto) of such claim, and Representative shall be entitled on behalf of the Sellers, at its expense, to control the defense of such claim. No claim relating to a demand against the Escrow Fund shall be settled or compromised without the consent of Representative, unless he or she shall have failed, after the lapse of a reasonable time, but in no event more than thirty (30) days, after notice of a proposed settlement, to express a written objection to the terms thereof. In the event that the Representative has consented to any such settlement, the Sellers shall have no power or authority to object under any provision of this Section 7 to the amount of any claim by Procera against the Escrow Fund with respect to such settlement.

ARTICLE XII

MISCELLANEOUS

12.1   Expenses. Procera shall be responsible for payment of Seller’s expenses and its own expenses in connection with the transactions contemplated hereby; provided, however, that the fees of Sellers’ counsel, accountants, and any other of its representatives in connection with the transaction under this Agreement will not, without the express written consent of Procera (which consent shall not be unreasonably withheld), exceed $50,000, and that the fees of Procera’s counsel, accountants, and any other of its representatives in connection with the transaction under this Agreement will not, without the express written consent of Sellers (which consent shall not be unreasonably withheld), exceed $75,000.

12.2   Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of Netintact, or Sellers or Procera pursuant hereto, or in connection with the actions contemplated hereby shall be deemed representations, warranties and covenants by Sellers, and Procera as the case may be, hereunder. All representations, warranties, and covenants made by Sellers or Procera in this Agreement, or pursuant hereto, shall survive the Closing for a period of one (1) year. Notwithstanding the foregoing, Proceras’ covenant in Section 9.3 shall survive the Closing for a period of three (3) years unless otherwise agreed by the parties. Such agreement shall be deemed to have been reached by all parties, if Procera and a majority of the Sellers, at that time shareholders of Procera and employed by Procera, Netintact, or any other company within Procera, agree thereto. For the avoidance of doubt, in this matter, regarding the survival of Section 9.3, each such Seller has one (1) vote.

12.3   Publicity. Unless otherwise required by law, Sellers, and Procera shall not issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed.

12.4   Non-Disclosure. Each party hereto will not at any time after the date of this Agreement, without the other party’s consent, except as required by law, divulge, furnish to or make accessible to any third party any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the other party (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("Confidential Information"). The parties will not at any time after the date of this Agreement and prior to the Exchange use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation). Any information, which (i) at or prior to the time of disclosure by the disclosing party was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of the disclosing party, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto. The undertakings of the parties set forth above in this Section 12.4 shall terminate two (2) years after the Closing or the termination of this Agreement, whichever occurs later. If this Agreement is terminated pursuant to the provisions of Article VIII or any other express right of termination set forth in this Agreement, the recipient shall return to the disclosing party all copies of all Confidential Information previously furnished to it by the disclosing party.

12.5   Succession and Assignments and Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement except as expressly set forth herein.

12.6   Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

(a)	To Sellers:

Sven Nowicki c/o Netintact AB
H’rdgatan 13 c, SE - 432 31 Varberg, Sweden
Phone: +46 - (0)340 - 48 38 00
Email: sven@netintact.se
Fax: +46 - (0)340 - 48 38 28

With a copy to:

Advokatfirman Westermark & Anjou
Attn. Anders Björnsson
Box 3239, SE- 103 64, Stockholm
Sweden
Phone: +46 - (0)8 - 10 30 34
Email: abj@awest.se
Fax: +46 - (0)8 - 547 175 30

(b)	To Procera:

Doug Glader
100C Cooper Court
Los Gatos, CA 95032
Phone: 408/354-6195

With a copy to:

Silicon Valley Law Group
Attn: James C. Chapman
25 Metro Drive, Suite 600
San Jose, California 95110
Phone No. (408) 573-7300
Fax No. (408) 573-5701
Email: jcc@svlg.com

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

12.7   Applicable Law, Tribunal and Venue.

(a)    Except for the sections hereof that on their face require that application of United States law, which shall be more fully set out in paragraph (b) following, this Agreement shall be construed and enforced in accordance with the internal laws of Sweden without giving effect to the principles of conflicts of law thereof.

(b)    The following sections of this Agreement that shall be construed and enforced in accordance with the internal laws of the United States of America or a state thereof without giving effect to the principles of conflicts of law thereof shall include, but not be limited to: 3.24, 4.13 and 10.

(c)    Unless the Parties agree otherwise, if the defendant in the action is the Sellers, the arbitration proceedings shall be conducted with respect to all claims arising out of this transaction in Stockholm, Sweden, and all three arbitrators shall be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce. Unless the Parties agree otherwise, if the defendant in the action is Procera, the arbitration proceedings shall be conducted with respect to all claims arising out of this transaction in Santa Clare County, California, USA all three arbitrators shall be appointed by the Arbitration Institute of the American Bar Association. The arbitration award shall be final and binding upon the parties.

12.8   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

12.9   No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

12.10        Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

12.11        Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

12.12       Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.13        Attorneys Fees. In the event any legal action is brought to interpret or enforce this Agreement, the party prevailing in such action shall be entitled to recover its attorneys’ fees and costs in addition to any other relief that it is entitled.

12.14       Consultants. Each party represents to the others that there is no broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Exchange.

12.15        Recitals. The Recitals to this Agreement are hereby incorporated by reference into this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Procera Networks Inc.	Procera Networks, Inc.

	By:	/s/ Douglas Gladder

	Its:	President

Sellers:	/s/ Peter Alm
Peter Alm

/s/ Joakim Ek
Joakim Ek

/s/Alexander Haväng
Alexander Haväng

/s/ Olle Hallnäs
Olle Hallnäs

/s/ Sven-Eric Nowicki
Sven-Eric Nowicki

/s/ Jon Linden
Jon Linden

/s/ Anders Gustafsson
Anders Gustafsson

/s/ Tobias Rundstrom
Tobias Rundstrom

Exhibits

Exhibit A	Shareholders and Ownership
Exhibit A-1	Schedule of Closing Date Warrants
Exhibit A-2	Closing Date Warrant Agreement
Exhibit A-3	Schedule of Seller’s Incentive Shares
Exhibit A-4	Schedule of Incentive Warrants
Exhibit A-5	Incentive Warrant Agreement
Exhibit B	Escrow Agreement
Exhibit C	Incentive Shares
Exhibit D	Voting Agreement
Exhibit E	Lockup Agreement
Exhibit F	Schedule of Documents Provided by Sellers

EXHIBIT A TO THE STOCK EXCHANGE AGREEMENT

PROCERA NETWORKS, INC AND NETINTACT, AB

SCHEDULE OF NETINTACT SHAREHOLDERS

Shareholder	%

Peter Alm	18.500
Joakim Ek	18.500
Alexander Haväng	18.500
Olle Hällnäs	18.500
Sven-Erik Nowicki	18.500
Jon Lindén	5.500
Anders Gustafsson	1.000
Tobias Rundström	1.000
Total	100.000

EXHIBIT A-1 TO THE STOCK EXCHANGE AGREEMENT

PROCERA NETWORKS INC AND NETINTACT, AB

SCHEDULE OF CLOSING DATE WARRANTS

Persons	Warrants

Jon Lindén	67,707
Anders Gustafsson	13,865
Tobias Rundström	13,865
Ronny Svensson	171,000
Fredrik Johansson	111,150
Joakim Andersson	136,800
Pernilla Tompowsky	54,720
Thomas Nilsson	54,720
Anders Alneng	70,110
Johan Magnusson	8,550

Totals	702,486

EXHIBIT A-3 TO THE STOCK EXCHANGE AGREEMENT

PROCERA NETWORKS INC AND NETINTACT, AB

SCHEDULE OF SELLERS INCENTIVE SHARES

Persons	Shares

Sven Nowicki	510,000
Alexander Haväng	510,000
Olle Hällnäs	510,000
Peter Alm	510,000
Joakim Ek	510,000
Jon Lindén	151,622
Anders Gustafsson	27,568
Tobias Rundström	27,568

Totals	2,756,757

EXHIBIT A-4 TO THE STOCK EXCHANGE AGREEMENT

PROCERA NETWORKS INC AND NETINTACT, AB

SCHEDULE OF INCENTIVE WARRANTS

Persons	Shares

Jon Lindén	11,878
Anders Gustafsson	2,432
Tobias Rundström	2,432
Ronny Svensson	30,000
Fredrik Johansson	19,500
Joakim Andersson	24,000
Pernilla Tompowsky	9,600
Thomas Nilsson	9,600
Anders Alneng	12,300
Johan Magnusson	1,500

Totals	123,243

EXHIBIT C TO STOCK EXCHANGE AGREEMENNT

PROCERA NETWORKS, INC AND NETINTACT, AB

INCENTIVE SHARES PLAN

Subsequent to Closing, Procera will make additional distributions of Procera common stock to Sellers based on the future gross revenues (the “Earnout”) of all Procera products offered for sale after the Closing Date as follows:

Period 1: From July 1, 2006 through December 31, 2006, if Procera’s gross revenue equals or exceeds $3 million (US), then Sellers shall be entitled to receive 1,500,000 Incentive Shares and Incentive Warrants per this agreement. In the event that Procera’s gross revenue is between 95% and 100% of $3,000,000, then Sellers shall be entitled to 1,500,000 incentive shares multiplied by the same percentage that the revenue is of $3,000,000.

Period 2: From January 1, 2007 through June 30, 2007, if Procera’s gross revenue equals or exceeds $4.5 million (US), then Sellers shall be entitled to receive an additional 1,500,000 Incentive Shares and Incentive Warrants per this agreement. (Aggregate Incentive Shares to be 3,000,000 shares). In the event that Procera’s gross revenue is between 95% and 100% of $4,500,000, then Sellers shall be entitled to 1,500,000 incentive shares multiplied by the same percentage that the revenue is of $4,500,000.

The foregoing notwithstanding, if Procera’s gross revenue equals or exceeds $7.5 million for Periods 1 and 2 combined, then Sellers shall be entitled to 3 million shares of Incentive Stock. In the event that Procera’s gross revenue is between 95% and 100% of $7,500,000, then Sellers shall be entitled to 3,000,000 incentive shares multiplied by the same percentage that the revenue is of $7,500,000.

Gross Revenue shall be defined as the revenue that Procera reports to the SEC for the relevant time period; provided that for purposes of determining the gross revenue of the combined periods, Procera shall add to its reportable revenue to the SEC 15% of the amount of any contracts received prior to June 30, 2007 that (1) lead to a purchase orders in excess of $1,000,000 (US) and (2) invoiced by Procera prior to December 31, 2007.

In order to qualify for the distribution of Incentive Shares, each Seller must be an employee of Netintact on June 30, 2007 for distributions relating to Period 1 and must be an employee of Netintact on December 31, 2007 for distributions relating to Period 2. Any incentive shares that otherwise be subject to distribution to one or more Seller(s) had such Seller(s) remained an employee of Netintact on the relevant date shall be distributed prorate to those Sellers that remain employees of Netintact.

Incentive Shares shall be distributed no later than 90 days after the number of Incentive Shares for the respective periods are determined per this agreement.

Distributions of Incentive Shares earned shall be consistent with Schedule A-3 of the Stock Exchange Agreement.